UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934, as amended

Date of Report:  October 30, 2006
Date of earliest event reported:  October 27, 2006

THE PEP BOYS—MANNY, MOE & JACK
(Exact Name of Registrant Specified in Charter)

Pennsylvania	1-3381	23-0962915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3111 W. Allegheny Ave.
Philadelphia, PA	19132
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code:  215-430-9000

(not applicable)

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On October 27, 2006, The Pep Boys – Manny, Moe & Jack (the “Company”) amended and restated its Credit Agreement, dated January 27, 2006, among the Company, Wachovia Bank, National Association, as Administrative Agent, and the other parties thereto (as amended and restated, the Credit Agreement).  The amendment (i) increased the size of the term loan from $200,000,000 to $320,000,000 (the “Term Loan”), (ii) extended the maturity of the Term Loan from January 27, 2011 to October 27, 2013, (iii) reduced the interest rate of the Term Loan from London Interbank Offered Rate (LIBOR) plus 3.00% to LIBOR plus 2.75% (with the ability to further reduce the interest rate to LIBOR plus 2.50%, upon achieving a specified leverage ratio and (iv) added an additional 87 of the Company’s stores (bringing the total to 241 stores) to the collateral pool securing the Term Loan.

Proceeds from the Term Loan were used to satisfy and discharge the Company’s outstanding $119,000,000 4.25% Convertible Senior Notes due June 1, 2007. The right of the holders of these notes to convert them into shares of the Company’s common stock, at any time until the June 1, 2007 maturity date, survives such satisfaction and discharge. The conversion price is approximately $22.40 per share.

The Company also amended its Amended and Restated Loan and Security Agreement, dated August 1, 2003, by and among the Company, Congress Financial Corporation, as Agent, and the other parties thereto to expressly provide for the amended and restated Term Loan.

Item 9.01               Financial Statements and Exhibits

(c)  Exhibits.  The following exhibits are filed with this Report.

Exhibit 99.1	Amended and Restated Credit Agreement, dated October 27, 2006, among the Company, Wachovia Bank, National Association, as Administrative Agent, and the other parties thereto.

Exhibit 99.2

Amendment No. 6, dated September 22, 2006, to the Amended and Restated Loan and Security Agreement, by and among the Company, Wachovia Bank, National Association, successor-in-interest to Congress Financial Corporation, as Agent, and the other parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ THE PEP BOYS—MANNY, MOE & JACK

Date: October 30, 2006